                                                                    EXHIBIT 2.2










                            ASSET PURCHASE AGREEMENT


                                  BY AND AMONG


                                  AMRE, INC.,

                           AMERICAN REMODELING, INC.,

                                      AND

                        FACELIFTERS HOME SYSTEMS, INC.,



                                  AS SELLERS,


                                      AND


                                 REDO, L.L.C.,

                                 AS PURCHASER,


                                      AND


                                STEVEN BEDOWITZ








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                             Schedules and Exhibits



Schedule 1.1     -    Sales Offices
Schedule 2.1(a)  -    Leases
Schedule 2.1(b)  -    Furniture, Fixtures and Equipment
Schedule 2.1(d)  -    Computer Leases
Schedule 2.1(e)  -    Equipment Leases
Schedule 2.2(g)  -    Liabilities and Obligations


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                            ASSET PURCHASE AGREEMENT


     This Asset Purchase Agreement (the "Agreement") is dated as of the 27th day of February, 1997, by and among AMRE, Inc., a Delaware corporation ("AMRE"), American Remodeling, Inc., a Texas corporation ("ARI"), Facelifters Home Systems, Inc., a Delaware corporation ("Facelifters"), REDO, L.L.C., a Texas limited liability company ("Purchaser"), and Steven Bedowitz, a former officer and director of AMRE ("Bedowitz"). AMRE, ARI and Facelifters are sometimes referred to herein individually as a "Seller" and collectively as "Sellers."

                                    RECITALS

     WHEREAS, Sellers are in the vinyl siding and window remodeling and products business; and

     WHEREAS, each Seller is currently a debtor in possession in those certain Chapter 11 bankruptcy proceedings in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the "Bankruptcy Court"), styled In re AMRE, Inc. et al., Case No. 397-30567-SAF-11 (Jointly Administered); and

     WHEREAS, the group that has formed Purchaser, with Bedowitz as its representative, and AMRE have previously entered into the Interim Period Letter Agreement (as hereinafter defined); and

     WHEREAS, Purchaser desires to buy and Sellers desire to sell certain assets more particularly described in Section 2.1 used in the vinyl siding and window remodeling and products business of Sellers conducted primarily at the Sales Offices (as hereinafter defined) (the "Business"), and to finally, irrevocable, absolutely and unconditionally terminate all rights and obligations of Sellers, and to the extent applicable, the bankruptcy estates of Sellers, in the Business Assets (as hereinafter defined);

     NOW, THEREFORE, in consideration of the above recitals, which constitute a part of this Agreement, the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Purchaser, Bedowitz and Sellers, intending to be legally bound hereby, agree as follows:


                                   ARTICLE I
                              CERTAIN DEFINITIONS

     As used in this Agreement, the following terms have the following respective meanings:

     "Agreement" has the meaning specified in the opening paragraph hereof.

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     "Amelia Computer" means that certain IBM AS400 Model 320-2050 computer located at AMRE's headquarters.

     "AMRE" has the meaning specified in the opening paragraph hereof.

     "AMRE Released Parties" has the meaning specified in Section 9.1 hereof.

     "Applicable Law" means any statute, law, rule, or regulation or any judgment, order, writ, injunction or decree of any Governmental Entity to which a specified person or property is subject.

     "ARI" has the meaning specified in the opening paragraph hereof.

     "Assumed Liabilities" means (a) the obligations of each of the Sellers under the Leases and (b) the liabilities and obligations of each of the Sellers set forth on Schedule 2.2(g) hereto.

     "Bankruptcy Code" means 11 U.S.C. Section  101, et seq.

     "Bankruptcy Court" has the meaning specified in the Recitals.

     "Bedowitz" has the meaning specified in the opening paragraph hereof.

     "Business" has the meaning specified in the Recitals.

     "Business Assets" has the meaning specified in Section 2.1 hereof.

     "Cash Purchase Price" means the amounts specified in subsections (a) and
(b) of Section 2.2 hereof, as adjusted to reflect any prorations to be made pursuant to Section 6.1 hereof.

     "Claims" means any and all losses, claims, causes of action, lawsuits, liabilities, demands, damages, costs and expenses, including, without limitation, reasonable attorneys' fees and disbursements.

     "Closing" means the consummation of the transactions contemplated by
Article II of this Agreement in accordance with the terms and upon the conditions set forth in this Agreement.

     "Closing Date" means the date on which the Closing occurs.

     "Computer Leases" means those computer leases set forth on Schedule 2.1(d) hereto.

     "Equipment Leases" means those leases for furniture, fixtures and equipment set forth on Schedule 2.1(e) hereto.




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     "Encumbrances" means liens, charges, pledges, options, mortgages, security interest, claims, restriction (whether on voting, sale, transfer, disposition or otherwise) and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

     "Excluded Assets" means all assets, whether real or personal, tangible or intangible, used or held for use by any of the Sellers or their affiliates either primarily or exclusively in the cabinet business of such person.

     "Facelifters" has the meaning specified in the opening paragraph hereof.

     "FF&E" means the furniture, fixtures and equipment set forth on Schedule 2.1(b).

     "Governmental Entity" means any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau, or other authority or instrumentality (domestic or foreign).

     "Interim Period Letter Agreement" means that certain letter agreement dated February 10, 1997, by and among AMRE and the group that has formed Purchaser, with Bedowitz as its representative.

     "Inventory" means all inventory (including raw materials, work-in-progress and finished goods) and related spare parts and supplies with respect to the Business described on Schedule 2.1(c) that is owned by a Seller, located at the Sales Offices, on hand at the Closing and determined to be usable by Purchaser, but does not include any inventory (including raw materials, work-in-progress and finished goods) and related spare parts and supplies with respect to the Business that is subject to a valid and properly noticed claim for reclamation.

     "Leases" means those real property leases set forth on Schedule 2.1(a) hereto and for which any necessary consents of lessors to the assignment to Purchaser have been obtained prior to the Closing Date.

     "Other Assets" means all assets, whether real or personal, tangible or intangible, used or held for use in connection with the Business, including, without limitation, all Consumer Contracts (as defined in the Interim Period Letter Agreement); all books, records, manuals and other materials (in any form or medium, including, without limitation, all records and materials, wherever located, advertising matter, catalogs, price lists, correspondence, mailing lists, lists of customers, distribution lists, photographs, sales and promotional materials and records, purchasing materials and records, personnel records, manufacturing and quality control records and procedures, media materials, accounting records, manufacturing and quality control records and procedures, media materials, accounting records, and sales order files); all rights to television, radio and other advertising materials or production (in any form or medium), excluding any television commercials and master tapes for such commercials and all intellectual property rights associated therewith; all general and intangible assets and contractual rights associated with the Business; all computer software and data bases, including without limitation,




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the computer software and data bases used or stored in the Remis Computer (as defined in the Interim Period Letter Agreement) and Amelia Computer; and all rights to use any toll-free or other phone numbers associated with the Sales Offices or the Business; and the related goodwill of the Business associated therewith.

     "Proceedings" means all proceedings, actions, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

     "Purchaser" has the meaning specified in the opening paragraph hereof.

     "Sale and Assignment Hearing" has the meaning specified in Section 6.2 hereof.

     "Sale and Assignment Motion" has the meaning specified in Section 6.2 hereof.

     "Sale and Assignment Order" has the meaning specified in Section 6.2 hereof.

     "Sales Offices" means those offices of AMRE, ARI or Facelifters, as the case may be, set forth on Schedule 1.1 hereto.

     "Seller" and "Sellers" have the meanings specified in the opening paragraph hereof.

     "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, excise, property, sales and franchise taxes, imposed by the United States or any state, county, local or foreign
government or subdivision or agency thereof.   Such term shall include any
interest, penalties or additions attributable to such assessments.


                                   ARTICLE II
                               PURCHASE AND SALE

     Section 2.1 Business Assets. Subject to the terms and conditions set forth in this Agreement, on the Closing Date Sellers will sell, assign, transfer, convey and deliver to Purchaser free and clear of all Encumbrances, and Purchaser will purchase, acquire and receive an assignment, a conveyance and the delivery of the following assets of each of the Sellers, other than the Excluded Assets (all such assets included in this Section 2.1 are herein collectively referred to as the "Business Assets"):

   (a) all rights of each of the Sellers in, under and to each of the Leases listed on Schedule 2.1(a) hereto, it being understood that Purchaser is not acquiring any fee title to real property;

   (b)  all FF&E listed on Schedule 2.1(b) hereto;

   (c)  the Inventory described in Schedule 2.1(c);




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


    (d) all rights of each of the Sellers in, under and to each of the Computer Leases listed on Schedule 2.1(d) hereto;

    (e) all rights of each of the Sellers in, under and to each of the Equipment Leases listed on Schedule 2.1(e) hereto;

    (f)  all rights of each of the Sellers in, under and to the Other Assets.

     Section 2.2 Consideration. The aggregate consideration for the Business Assets, which is in addition to, and not in lieu of, any and all consideration given by Purchaser pursuant to the Interim Period Letter Agreement, shall consist of :

    (a) cash in the amount of 125% of the liquidation value of the FF&E, net of all liabilities assumed by Purchaser that are related to the FF&E (but in no event shall such amount exceed the value of the asset securing the debt), as determined by a qualified appraiser selected by Sellers and reasonably acceptable to Purchaser; provided that if Purchaser reasonably objects to the valuation set forth by the appraiser, Purchaser may, at Purchaser's sole cost and expense, retain a qualified appraiser reasonably acceptable to Sellers and the Bankruptcy Court, and the liquidation value shall be the average of the values determined by the two appraisers;


    (b)  cash in an amount equal to 35% of the cost of Inventory;

    (c)  the release provided for in Section 9.1; and

    (d)  assumption of the Assumed Liabilities.

     Section 2.3 Limitations of Liabilities Assumed. Except for the obligations expressly assumed by Purchaser and/or Bedowitz under the Interim Period Letter Agreement and/or this Agreement, Purchaser does not assume or agree to pay, perform or discharge any other liabilities or obligations of any Seller, whether accrued, absolute, contingent or otherwise, including, without limitation, liabilities based on or arising out of or in connection with (a) any defects in work performed by any Seller, (b) any implied or express warranties relating to such work or (c) any pension or other benefit liability relating to any Seller's employees.

     SECTION 2.4 NO WARRANTIES. EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED IN THIS AGREEMENT, SELLERS MAKE NO REPRESENTATION OR WARRANTY WHATSOEVER, INCLUDING, WITHOUT LIMITATION, NO WARRANTY AS TO FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY OF THE BUSINESS ASSETS, AND THE BUSINESS ASSETS ARE TRANSFERRED "AS IS-WHERE IS."




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


                                  ARTICLE III
                                    CLOSING

     Section 3.1 Time and Place. The Closing shall be held at 9:00 a.m.
(local time), at the offices of Akin, Gump, Strauss, Hauer & Feld, L.L.P., 1700 Pacific Avenue, Suite 4100, Dallas, Texas 75201, on the fifth business day following the date on which the Sale and Assignment Order becomes final and is no longer subject to stay, or at such other time or place as the parties shall mutually agree in writing.


    Section 3.2 Transactions at Closing.

    (a)  Sellers shall deliver to Purchaser at the Closing:

         (i) a bill of sale conveying the Business Assets, other than the Leases, the Computer Leases and the Equipment Leases, to Purchaser, signed by each applicable Seller;

         (ii) an assignment and assumption agreement with respect to each of the Leases, the Computer Leases and the Equipment Leases; and

         (iii) the certificate contemplated by Section 7.3.

    (b)  Purchaser shall deliver to Sellers at the Closing:

         (i)  a wire transfer in the amount of the Cash Purchase Price;

         (ii) an assignment and assumption agreement with respect to each of the Leases, Computer Leases and the Equipment Leases;

         (iii) the certificates contemplated by Section 7.2.


                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF SELLERS

     Each Seller represents and warrants to Purchaser as follows:

     Section 4.1 Corporate Organization. Each of AMRE and Facelifters is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. ARI is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

     Section 4.2 Authority Relative to This Agreement. Each Seller has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by each Seller of this



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Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by such Seller's Board of Directors, and no other corporate proceedings on the part of such Seller are necessary to authorize the execution, delivery and performance by it of this Agreement and the consummation by such Seller of the transactions contemplated hereby.

     Section 4.3 Title. Either AMRE, ARI or Facelifters owns good and marketable title to the FF&E and the Inventory.

     Section 4.4 Accuracy of Schedules. The initial Schedule 2.1(a) delivered by Sellers for Purchaser's review shall contain a true and correct list of all real property leases used in connection with the Business; the initial Schedule 2.1(b) delivered by Sellers for Purchaser's review shall contain a true and correct list of all furniture, fixtures and equipment used at any Sales Office and on the fourth and eighth floors of AMRE's corporate headquarters in connection with the Business; the initial Schedule 2.1(d) delivered by Sellers for Purchaser's review shall contain a true and correct list of all computer leases used in connection with the Business; and the initial Schedule 21.(e) delivered by Sellers for Purchaser's review shall contain a true and correct list of all equipment leases used in connection with the Business.

                                   ARTICLE V
                   COVENANTS, REPRESENTATIONS AND WARRANTIES
                                  OF PURCHASER

     Purchaser represents and warrants to Sellers as follows:

     Section 5.1 Organization, Articles of Organization and Regulations. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas. Purchaser has made available to Sellers accurate and complete copies of its articles of organization and regulations, each as currently in effect.

     Section 5.2 Authority Relative to This Agreement. Purchaser has full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Purchaser of this Agreement, and the consummation by it of the transactions contemplated hereby, have been duly authorized by the Manager of Purchaser, and no other limited liability company proceedings on the part of Purchaser are necessary to authorize the execution and delivery by it of this Agreement and the consummation by Purchaser of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and constitutes a valid and legally binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms.

     Section 5.3 Noncontravention. The execution, delivery and performance by Purchaser of this Agreement and the consummation by it of the transactions contemplated hereby do not and will not (a) conflict with or result in a violation of any provision of the articles of organization or regulations of Purchaser, (b) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any




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

right of termination, cancellation or acceleration under, any bond, debenture, note, mortgage, indenture, lease, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties may be bound, (c) result in the creation or imposition of any Encumbrance upon the properties of Purchaser, or (d) violate any Applicable Law (other than any applicable "bulk sales" laws) binding upon Purchaser, except, in the cases of clauses (b), (c) and (d) of this Section 5.3, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, have a material adverse effect on the business, assets, results of operations or financial condition of Purchaser or on the ability of Purchaser to consummate the transactions contemplated hereby

     Section 5.4 Governmental Approvals. No consent, approval, order or authorization of, or declaration, filing or registration with, any Governmental Entity is required to be obtained or made by Purchaser in connection with its execution, delivery or performance of this Agreement or the consummation by it of the transactions contemplated hereby.

     Section 5.5 Litigation, etc. "" No Proceeding is pending or, to the knowledge of Purchaser threatened, against Purchaser (a) relating to or affecting any of the Business Assets, other than the bankruptcy case referred to in the Recitals, or (b) that questions the validity of this Agreement or challenges any of the transactions contemplated hereby.

     Section 5.6 Financing. Purchaser has, and at the Closing Date Purchaser will have, such funds as are necessary for the consummation by Purchaser of the transactions contemplated hereby.

     Section 5.7 Completion of Certain Contracts and Payment of Certain Liabilities. In addition to, and not in lieu of, the consideration set forth in this Agreement, Purchaser shall remain liable for any and all amounts contemplated by, and any and all obligations under, the Interim Period Letter Agreement, including, without limitation, consideration due upon completion of all contracts and/or sales entered into by Purchaser as contemplated by paragraph I.2. of the Interim Period Letter Agreement, and Purchaser shall pay all amounts owed to Sellers under paragraph I.2. of the Interim Period Letter Agreement.

     Section 5.8 Brokerage Agreements. Neither Purchaser nor Bedowitz has, directly or indirectly, retained any financial advisor, broker, agent, or finder or paid or agreed to pay any financial advisor, broker, agent, or finder on account of this Agreement, the Interim Period Letter Agreement or any transaction contemplated by this Agreement or the Interim Period Letter Agreement.

     Section 5.9 Conduct of the Business. From and after the date hereof through the Closing Date, Purchaser shall continue to operate the Business in accordance with the terms of the Interim Period Letter Agreement and subject to Bankruptcy Court action.

     Section 5.10 Hiring of Former Employees and Current Employees. Prior to the Closing Date, Purchaser may only hire any employee of any Seller for time in excess of the normal forty (40) hour work week worked by such employee for such Seller. With respect to hiring decisions





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for employment subsequent to the Closing Date, Purchaser shall give preference to former employees of Sellers employed in connection with the Business. Notwithstanding the foregoing, Purchaser shall have no obligation to employ any employee of any Seller or in any manner whatsoever be responsible for the payment of any compensation, severance and/or termination pay relating to any former employee of any Seller or due to any union or other labor organization. In the event that Purchaser elects to employ any former employee of a Seller, Purchaser shall be responsible for all salary and other compensation solely to the extent that the same accrues and becomes payable to such employee after the inception of such employee's employment by Purchaser. Purchaser shall assume no liability for any obligation of any Seller associated with the current or former employees or independent contractors of a Seller.


                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     Section 6.1 Certain Tax Matters. Any sales Tax or transfer Tax or similar Tax upon the transfer of the Business Assets to Purchaser shall be borne by Seller. All other Taxes with respect to the Business Assets shall be prorated as of the Closing Date, based upon the assessment for the previous year if current tax information is not available.

     Section 6.2 Bankruptcy Court Approval. As promptly as practicable after the date hereof, Sellers shall file a motion (the "Sale and Assignment Motion") with the Bankruptcy Court pursuant to Sections 363 and 365 of the Bankruptcy Code, in a form reasonably acceptable to Purchaser, seeking an order (the "Sale and Assignment Order") approving the sale, assignment and transfer of the Business Assets free and clear of all Encumbrances. Prior to the filing of the Sale and Assignment Motion, Sellers shall consult with Purchaser about the scope, manner and form of notice for the hearing on the Sale and Assignment Motion (the "Sale and Assignment Hearing"), and Sellers shall provide proper notice of such motion in accordance with applicable law. If the Sale and Assignment Order shall be appealed by any party (or a petition for certiorari or motion for rehearing or argument shall be filed with respect thereto), Sellers shall take all steps, as may be reasonable and appropriate to prosecute such appeal, petition or motion, or defend against such appeal, petition or motion, and Purchaser shall cooperate in such efforts. Purchaser, and Sellers agree to use their best efforts to obtain an expedited resolution of any such appeal.

     Section 6.3 Notification of Certain Matters. Sellers shall give prompt notice to Purchaser, and Purchaser shall give prompt notice to Sellers, of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of Purchaser or Sellers, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that neither the delivery of nor the failure to deliver any notice pursuant to this Section 6.3 shall limit or otherwise affect the remedies available hereunder to the party receiving such notice.





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     Section 6.4 Announcement. Following the execution of this Agreement,
Purchaser shall approve an announcement of Sellers prepared to satisfy the requirements of public disclosure applicable to Sellers, such approval not to be unreasonably withheld by Purchaser. In addition, Sellers and Purchaser agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby, and, except as may be required by Applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.

     Section 6.5 Fees and Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs or expenses.

     Section 6.6 Competition Waiver. Sellers hereby agree that, in undertaking and performing the actions contemplated by this Agreement, Purchaser and/or Bedowitz shall not be deemed to have violated or breached any provision of any agreement between or among the parties hereto prohibiting or restricting Purchaser and/or Bedowitz from hiring any former employee or independent contractor of any Seller.

     Section 6.7 Amelia Computer. As long as AMRE continues to lease the Amelia Computer AMRE may use the software thereon, and AMRE shall provide Purchaser with access to the Amelia Computer hardware and the software in connection with Purchaser's operations following the Closing Date at a cost equal to the pro-rata portion of the computer time used by Sellers. At such time as AMRE decides it no longer requires the use of the Amelia Computer it will give Purchaser notice it intends to discontinue the lease for such computer, and upon receipt of such notice, Purchaser shall have ten (10) business days to assume such lease. Following such ten (10) business day period, Seller shall have no further obligation to make the Amelia Computer available to Purchaser.

     Section 6.8 Storage, Protection and Availability of Records. Purchaser agrees to safeguard, protect and store, and provide Sellers with notice as to the location of, all of the contracts, books, records, customer lists, purchase orders and customer information relating to the Business that is located at the Sales Offices for a minimum of one hundred twenty (120) days from the Closing Date; provided that such records are currently located at the Sales Offices and in the possession, custody and control of Purchaser. Purchaser agrees to grant Sellers access to, and allow Sellers to copy, all such contracts, books, records, customer lists, purchaser orders and customer information for a minimum of two (2) years from the Closing Date.

     Section 6.9 Payment of Expenses. Sellers covenant that they will apply amounts received from Purchaser pursuant to paragraph 6 of the Interim Agreement to the rent, utilities, insurance and property taxes related to the Managed Business (as defined by the Interim Period Letter Agreement).

     Section 6.10 Submission of Schedules. On or before March 10, 1997 Sellers shall complete and submit to Purchaser for its review all the schedules to be attached hereto other than





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

Schedule 2.1(c) (Inventory). Purchaser shall have until March 17, 1997 to accept or reject the items disclosed in such schedules in writing, and Purchaser's failure to accept or reject any item disclosed in such schedule by such date shall be deemed to be an acceptance of such item disclosed in such schedule. Purchaser shall deliver Schedule 2.1(c) (Inventory) of the day preceding the Closing Date, and such schedule shall be used to calculate the Cash Purchase Price attributable to the Inventory.


                                  ARTICLE VII
                             CONDITIONS TO CLOSING

     Section 7.1 Conditions to the Obligation of Each Party to Consummate the Transactions Contemplated Hereby. The respective obligations of the parties hereto shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions:

      (a) Application. The Sale and Assignment Motion shall have been filed with the Bankruptcy Court requesting approval of:

            (i) the assumption and assignment by Sellers to Purchaser of each of the Leases;

            (ii) the assumption and assignment by Sellers to Purchaser of each of the Computer Leases;

            (iii) the sale by Sellers to Purchaser, free and clear of all liens, claims and encumbrances, of the Business Assets other than the Leases, the Equipment Leases and Computer Leases;

            (iv) the assumption and assignment by Sellers to Purchaser of each of the Equipment Leases;

            (v)   releases provided for in Article IX; and

            (vi) a breakup fee to be paid to Purchaser if the Bankruptcy Court fails to approve this Agreement because another offer for the Business or any part thereof has been approved by the Bankruptcy Court, to be paid immediately upon the closing of the transaction resulting from such offer, with such breakup fee to be in the amount of $2,500.00 for reimbursement of Purchaser's costs and expenses in connection with the negotiation of and activities incident to this Agreement.

      (b) Findings. The Sale and Assignment Motion shall have requested a finding that:

            (i) with respect to each Lease, Computer Lease and Equipment Lease to be assumed and assigned to Purchaser pursuant to this Agreement, the





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

                  applicable Seller is not in default under the lease or such default will be waived, or if a default exists under such lease that is not waived, the amount required to be paid by such Seller to cure such default prior to assumption or assignment of such Seller lease shall be as set forth in the Sale and Assignment Motion;

            (ii) with respect to each Lease, Computer Lease and Equipment Lease to be assumed and assigned to Purchaser pursuant to this Agreement, assignment of such lease to Purchaser does not violate or constitute a breach of such lease;

            (iii) with respect to each Lease, Computer Lease and Equipment
                  Lease to be assumed and assigned to Purchaser pursuant to this Agreement, assumption and assignment of such lease is authorized pursuant to Section 365 of the Bankruptcy Code and that all requirements imposed by Section 365 of the Bankruptcy Code for the assumption and assignment of executory contracts and leases free and clear of liens outside the scope of each Sellers' ordinary course of business have been satisfied;

            (iv) all requirements imposed by Section 363 of the Bankruptcy Code for the sale of assets free and clear of liens, outside of the scope of each Seller's ordinary course of business have been satisfied;

            (v) none of Purchaser, Bedowitz or any Seller has engaged in conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code; and

            (vi) any other provisions of the Bankruptcy Code governing the sale of assets free and clear of liens outside the scope of each Seller's ordinary course of business have been satisfied.

      (c) Good Faith. The Sale and Assignment Motion shall request a finding that Purchaser is a good faith purchaser pursuant to Section 363(m) of the Bankruptcy Code, and that this Agreement constitutes an arms-length transaction between Sellers, Bedowitz and Purchaser.

      (d) Hearing. The Sale and Assignment Motion shall have been brought on for the Sale and Assignment Hearing on or before March 31, 1997.

      (e) Order. The Sale and Assignment Order by the Bankruptcy Court in form satisfactory to Purchaser shall have been entered granting the relief requested pursuant to the Sale and Assignment Motion (which order shall provide, without limitation, for the payment of any amounts required to cure any defaults under any of Sellers' leases as set forth in the Sale and Assignment Motion), and the Sale and Assignment Order shall have been entered by March 31, 1997 and not stayed.

     (f) No Proceedings. No preliminary or permanent injunction or other order, decree or ruling shall have been issued by a Governmental Entity, and no statute, rule, regulation or executive order shall have been promulgated or enacted by a Governmental Entity, which prevents consummation of the transactions contemplated by this Agreement and which is in effect on the Closing Date; no Proceeding by a Governmental Entity shall have been commenced or threatened (and be pending or threatened on the Closing Date) against Purchaser or any Seller, or any of their respective affiliates, associates, managers, members, officers or directors, seeking to prevent or challenging the transactions contemplated by this Agreement; and no Proceeding before a court of competent jurisdiction shall have been commenced (and be pending on the Closing Date) against Purchaser or any Seller, or any of their respective affiliates, associates, managers, members, officers or directors, seeking to prevent or challenging the transactions contemplated hereby and seeking material damages in connection therewith.

     (g) Schedule Delivery. Sellers shall have delivered the schedules referred to in Section 6.10 hereof in a timely manner.

     (h) Overbids. The Sale and Assignment Motion shall have included an express requirement that the first overbid, if any, offered in competition with the offer represented by this Agreement, offer at least $5,000.00 more in total consideration than the total consideration offered by Purchaser under this Agreement.

     Section 7.2 Additional Conditions to the Obligation of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement is also subject to the fulfillment of each of the following conditions:

     (a) The representations and warranties of Purchaser set forth in this Agreement shall be true and correct on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such date.

     (b) Purchaser shall have performed each obligation to be performed by him, as the case may be, hereunder on or prior to the Closing Date.

     (c) Sellers shall have received such certificates of Purchaser dated the Closing Date, signed by officers of Purchaser and others, to evidence compliance with the conditions set forth in Section 7.1 and this Section 7.2 as may be reasonably requested by Sellers.

     Section 7.3 Additional Conditions to the Obligation of Purchaser. The obligation of Purchaser to consummate the transactions contemplated hereby is also subject to fulfillment of each of the following conditions:

     (a) Sellers shall have performed each obligation to be performed by them hereunder on or prior to the Closing Date.

     (b) Purchaser shall have received such certificates of Sellers, dated the Closing Date, signed by officers of Sellers and others, to evidence compliance with the conditions set forth in Section 7.1 and this Section 7.3 as may be reasonably requested by Purchaser.

     (c) Purchaser shall have received a copy of the Sale and Assignment Order authorizing the execution, delivery and performance by Sellers of this Agreement.


                                  ARTICLE VIII
                                  TERMINATION

     Section 8.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the
Closing:

     (a)   by mutual written consent of Purchaser or Sellers;

     (b) by either Purchaser or Sellers if there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable; or

     (c) by Sellers if Sellers receive a bona fide third-party offer to acquire all or substantially all of the Business Assets on terms and conditions determined in good faith by Sellers which offer meets the following conditions, and provided that Seller deliver to Purchaser written notice of such offer within two (2) business days after receipt thereof along with a copy of such offer:

           (i) the third-party offer represents a higher and better offer than the transaction set forth herein (which determination shall include reference to price and contractual terms and conditions); and

           (ii) the third party is reasonable certain to pay the purchase price under such offer in cash upon closing of such transaction; or

     (d) by either Purchaser or Sellers if the Closing has not occurred on or before April 30, 1997.

     Section 8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1 by Purchaser or Sellers, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Purchaser or Sellers or any of their respective directors, officers, employees, stockholders or representatives, except that the agreements contained in this Section 8.2 and in Sections 5.9, 6.5 and 6.9 shall survive the termination hereof. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement.


                                  ARTICLE IX.
                      WAIVER, RELEASES AND INDEMNIFICATION

     Section 9.1 Release of AMRE. Purchaser and Bedowitz, on behalf of themselves and, as applicable, their respective successors, assigns, employees, agents, officers, directors, members, managers, heirs, attorneys and representatives, hereby release and discharge AMRE and its affiliates (including, without limitation, ARI and Facelifters) and their respective officers, directors, employees and agents (the "AMRE Released Parties") from any and all Claims now existing or which may hereafter accrue, whether known or unknown, liquidated or unliquidated, direct or indirect, whether suspected or unsuspected, whether having arisen or hereafter to arise, in each case in any way relating to any acts, events, facts or circumstances associated with or relating to AMRE, ARI, Facelifters, the Business or the transactions contemplated hereby or by the Interim Period Letter Agreement; provided, however, that nothing contained in this release shall effect any obligation or liability of any Seller for the express representations, warranties or covenants contained herein. In addition, Purchaser shall indemnify Sellers against any and all damages, costs, expenses, obligations or liabilities, including, without limitation, the reasonable attorneys' fees and disbursements, arising out of any breach by Purchaser of the representations and warranties of Purchaser contained herein.

     Section 9.2 Release of Purchaser and Bedowitz. Sellers, on behalf of themselves and their affiliates, successors, assigns, employees, agents, officers, directors, attorneys, and representatives (in their capacity as such), hereby release and discharge Purchaser and Bedowitz and, as applicable, its and his respective agents, heirs, employees, officers, directors, members, managers, attorneys, representatives, successors, and assigns of and from any and all Claims, whether known or unknown, liquidated or unliquidated, direct or indirect, whether suspected or unsuspected, whether having arisen or hereafter to arise, in each case in any way relating to any acts, events, facts or circumstances associated with or relating to prior relationships or business dealings of Bedowitz or Purchaser with Sellers or the transactions contemplated hereby or by the Interim Period Letter Agreement; provided, however, that nothing contained in this release shall affect any obligation or liability of Purchaser or Bedowitz for the express representations, warranties or covenants contained herein.

     Section 9.3 No Prior Assignment. Each of Bedowitz, Purchaser and the AMRE Parties represent and warrant to the other that it has not transferred, assigned or encumbered any claims subject to the release granted hereby.

     Section 9.3 Survival of This Article IX".  The provisions of this
Article IX shall survive the Closing indefinitely.


                                   ARTICLE X.
                                 MISCELLANEOUS

     Section 10.1 Notices. All notices, requests, demands and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given if delivered personally or transmitted by first class registered or certified mail, postage prepaid, return receipt requested, or sent by prepaid overnight delivery service, or sent by cable, telegram, or facsimile, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

     If to Purchaser:

          REDO, L.L.C.

          ______________________________________

          ______________________________________
          Attention: Mr. Steven Bedowitz
          Telephone No.: _______________________
          Facsimile No.: _______________________

     with a copy to:

          Arter & Hadden
          1717 Main Street, Suite 4100
          Dallas, Texas 75201
          Attention: Joel Held, Esq.
          Telephone No.: (214) 761-2100
          Facsimile No.: (214) 741-7139

     If to Bedowitz:

          Mr. Steven Bedowitz

          ______________________________________

          ______________________________________
          Telephone No.: _______________________
          Facsimile No.: _______________________

     If to Sellers:

          AMRE, Inc.
          8585 North Stemmons Freeway, Fifth Floor
          Dallas, Texas 75247
          Attention: Mr. J. Gregg Pritchard
          Telephone No.: (214) 658-6300
          Facsimile No.: (214) 658-6101

     with a copy to:

          Akin, Gump, Strauss, Hauer & Feld, L.L.P.
          1700 Pacific Avenue, Suite 4100
          Dallas, Texas 75201
          Attention: G. Michael Curran, Esq.
          Telephone No.: (214) 969-2800
          Facsimile No.: (214) 969-4343

     Section 10.2 Survival of Representations and Warranties. The representations and warranties contained in this Agreement and in any instrument delivered pursuant hereto shall survive beyond the Closing or a termination of this Agreement for a period of one (1) year.

     Section 10.3 Entire Agreement. This Agreement, including the Schedules and other writings referred to herein (including, without limitation, the Interim Period Letter Agreement) or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

     Section 10.4 Binding Effect; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties; provided further, however, that Purchaser may assign, without the prior written consent of Sellers, any and/or all of Purchaser's rights, interests and obligations hereunder to any affiliate of Purchaser that has net assets of at least $2,000,000. Except as provided in Article IX, nothing in this Agreement, express or implied, is intended to or shall confer upon any person other than Purchaser, Bedowitz and Sellers any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 10.5 Amendment and Waiver; Rights and Remedies. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either party of any such right, power or privilege, or any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that any party may otherwise have at law or in equity. The rights and remedies of any party based upon, arising out of or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

     Section 10.6 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by applicable law.

     SECTION 10.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF; PROVIDED, HOWEVER, THAT THE BANKRUPTCY COURT SHALL RETAIN EXCLUSIVE JURISDICTION AS TO ALL MATTERS PERTAINING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY UNTIL THE CLOSING.

     Section 10.8 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement, and shall not affect in any manner the meaning or interpretation of this Agreement.

     Section 10.9 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     Section 10.10 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivisions of this Agreement unless expressly provided otherwise. The words "this Agreement," "herein," "hereof," "hereby," "hereunder," and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

     Section 10.11 Counterparts. This Agreement may be executed by facsimile signature and in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement.


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                                       18

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its representative thereunto duly authorized, all as of the day and year first above written.


                                        AMRE, INC.


                                        By: /s/ J. GREGG PRITCHARD
                                           -------------------------------------
                                           Name:  J. Gregg Pritchard
                                           Title: President


                                        AMERICAN REMODELING, INC.


                                        By: /s/ J. GREGG PRITCHARD
                                           -------------------------------------
                                           Name:  J. Gregg Pritchard
                                           Title: President

                                        FACELIFTERS HOME SYSTEMS, INC.


                                        By: /s/ J. GREGG PRITCHARD
                                           -------------------------------------
                                           Name:  J. Gregg Pritchard
                                           Title: President

                                        REDO, L.L.C.

                                        By: AMERICAN XTERIORS, INC., Manager

                                        By: /s/ STEVEN BEDOWITZ
                                           -------------------------------------
                                           Name:  Steven Bedowitz
                                           Title: President

                                        /s/ STEVEN BEDOWITZ
                                        ----------------------------------------
                                        STEVEN BEDOWITZ

                               OMITTED SCHEDULES
                                  REDO, L.L.C.
                            ASSET PURCHASE AGREEMENT


SCHEDULE                                          CONTENTS

Schedule 1.1 Sales Offices of the Debtors from which REDO, L.L.C. purchased assets.

Schedule 2.1(a)                 Real property leases to be assumed by
                                REDO, L.L.C.

Schedule 2.1(b) Furniture, fixtures, and equipment purchased by REDO, L.L.C. pursuant to the Asset Purchase Agreement.

Schedule 2.1(c) Inventory purchased by REDO, L.L.C. pursuant to the Asset Purchase Agreement.

Schedule 2.1(d)                 Computer leases to be assumed by REDO, L.L.C.

Schedule 2.1(e)                 Equipment leases to be assumed by REDO, L.L.C.

Schedule 2.2(g) Liabilities assumed by REDO, L.L.C. pursuant to the Asset Purchase Agreement (those liabilities in connection with the computer and equipment leases).


The Registrant hereby agrees to provide supplemental copies of any and all of the above omitted schedules should the Commission so request.